Exhibit 10.56

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) confirms the understanding between David Schreiber (“Schreiber”) and Specialty Laboratories, Inc., a California corporation with its principal offices at 27027 Tourney Road, Valencia, California, 91355 (the “Company”), pursuant to which the Company has agreed to retain Schreiber to provide consulting services of the type described below (collectively, the “Services”), on the terms and subject to the conditions set forth herein, in connection with the matters referred to herein.

1.                             Scope of Services and Compensation

(a)           Schreiber agrees to assist the Company by performing such services as evaluating and implementing sales performance enhancement initiatives, identifying merger and acquisition opportunities, assessing and reducing Company expenditures and/or such other services as are reasonably requested by the Company’s Board of Directors (“Board”) and agreed to by Schreiber.

(b)           During the Term (as defined in Section 2(a)) of this Agreement, Schreiber shall be paid $27,083 per month (“Monthly Base Compensation”) with the exception of the month of March for which he shall be paid $15,000, and the month of April for which he shall be paid $15,000.

(c)           Schreiber shall be eligible for a cash bonus for successful performance of the Services, at the discretion of the Board, of up to fifty percent (50%) of the total compensation that he shall receive during the Term payable at the same times as bonuses are paid under the Company’s Annual Incentive Plan (the “Bonus Amount”). The Bonus Amount, if any, shall be determined by the Board, and shall be based upon the Board’s assessment of Schreiber’s achievement of certain performance objectives relating to the Services which are to be mutually established by the Board and Schreiber as soon as reasonably practicable following execution of this Agreement.

(d)           Upon execution of this Agreement, Schreiber shall be granted an option to acquire 104,000 shares of common stock of the Company (the “Stock Option”).  The Stock Option shall vest as follows:  25% on March 1, 2005; 25% on August 30, 2005; and 50% on November 30, 2005 (the “Vesting Schedule”).  The exercise price of the Stock Option shall be equal to the fair market value (as defined in the Company’s 2000 Stock Incentive Plan (the “Plan”)) of the underlying shares at the close of trading on March 1, 2005, and subject to the terms contained herein, the Stock Option shall remain exercisable throughout the Term, and continuing for a period of one (1) year following the last date on which Schreiber ceases to be either a consultant, director or employee of the Company.  In the event this Agreement is terminated by the Board for reasons other than Cause (as defined below), the Stock Option shall continue to vest pursuant to the Vesting Schedule, and the Stock Option shall remain exercisable for a period of one (1) year from the date that Schreiber ceases to serve as a consultant, director, or employee of the Company.  Notwithstanding the foregoing, in the event this Agreement is terminated by Schreiber for any reason, or is terminated by the Board for Cause (as defined below), the Stock Option shall stop vesting as of the date of such termination (whether or not Schreiber continues to serve as a director of the Company), and shall remain exercisable for a period ninety (90) days from the date of such termination.  The provisions of this Section 1(d) shall only govern the Stock Option, and shall not affect any prior or future grants of stock options made to Schreiber, including option grants in connection with his service as a member of the Board.  All such other stock options shall be governed under the terms of the Plan and the grant agreement associated with such stock options.

(e)           The Company shall provide Schreiber with certain equipment, supplies and support necessary to perform the Services, including use of a personal computer during the Term if necessary.  Such computer shall remain the exclusive property of the Company, and shall be returned promptly to the Company upon termination or expiration of this Agreement.

(f)            The Company shall reimburse Schreiber for his reasonable out of pocket costs, including meals, travel, lodging, parking and other expenses incurred in connection with the performance of his duties under this Agreement.  In addition, the compensation and option grants that Schreiber receives for his service as a member of the Board shall continue to be paid or issued pursuant to the Plan (including the annual Automatic Open Grant Program under Article Five of the Plan) and the Company’s policies and procedures governing such Board service.

2.                             Term, Termination and Change of Control Payment.

(a)           This Agreement shall be for a term of twelve (12) months beginning March 1, 2005 and ending on February 28, 2006 (the “Term”).

(b)           This Agreement may be terminated by either Schreiber or the Board at any time upon five (5) days prior written notice.  Notwithstanding the foregoing, if the Board terminates this Agreement for reasons other than Cause (as defined below), Schreiber shall be entitled to (i) a payment in cash equal to the Monthly Base Compensation multiplied by the number of months remaining in the Term, such payment to be paid in monthly installments; (ii) the Bonus Amount that Schreiber would have been eligible to receive multiplied by a fraction the numerator of which is the number of days this Agreement was in effect and the denominator of which is the total number of days in the Term; and (iii) all unvested stock options granted under this Agreement shall continue vesting according to the Vesting Schedule.

For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued failure of Schreiber to substantially perform his duties under this Agreement after the Board delivers to Schreiber a written demand for substantial performance and (ii) such nonperformance has continued for more than fifteen (15) days following written notice of nonperformance to Schreiber that specifically identifies the manner in which the Board believes that Schreiber has not substantially performed his duties.

(c)           In the event of a Change in Control or Corporate Transaction during the Term involving the Company (as defined in the Plan), Schreiber shall be entitled to (i) a lump sum payment of six (6) months severance pay equal to six times the Monthly Base Compensation; and (ii) accelerated vesting of all unvested stock options as set forth in the Plan in the event of a Change of Control or Corporate Transaction.

(d)           The parties acknowledge that the provisions of Sections 1(f), 2(b), 3 and 4 and other provisions which may be reasonably interpreted to be intended to do so shall survive the expiration or termination of this Agreement.

3.                             Confidentiality

Schreiber agrees that in order to perform the Services under this Agreement, as a material provision of this Agreement, he will enter into a confidentiality agreement, the form of which is attached hereto as Exhibit A, and in order to protect the confidentiality of any Protected Health Information of the Company’s patients, Schreiber agrees to execute a Business Associate Agreement, as defined under the rules and regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) the form of which is attached hereto as Exhibit B.

Upon the termination of this Agreement, or upon the Board’s earlier request, Schreiber will deliver to the Company all of the Company’s property and all copies of any confidential information of the Company that Schreiber may have in his possession or control.  In lieu of returning copies of the Company’s confidential information, Schreiber may destroy any and all such information (including electronic copies), and confirm in writing to the Company that such information has been destroyed.

4.                             Indemnification.

The Company shall indemnify and hold harmless Schreiber from and against any and all claims, damages, losses and judgments (including reasonable attorneys’ fees and costs) arising from or related to this Agreement or in which Schreiber may be involved in any manner by reason of the fact that he is or was a representative or agent of the Company, except to the extent that the matter giving rise to such claim for indemnity was the result of fraud, bad faith, recklessness, willful misconduct, the commission of a felony or the negligence of Schreiber.  In addition, the Company shall pay all expenses incurred by Schreiber in defending any claim or action covered by this Section 4, in advance of the final disposition of such claim or action.

5.                             Contractual Relationship

In performing the services under this Agreement, Schreiber shall operate as, and have the status of, an independent contractor.  As an independent contractor, Schreiber may assist the Company’s management with the preparation of financial statements and reports, but management of the Company shall have final authority and responsibility for any such statement and reports.  Schreiber shall not have authority to enter into any contract binding the Company or create any obligations on the part of the Company, except as may be specifically authorized by the Board.  Schreiber shall have no Company employees reporting directing to him in his role as a Consultant, and Schreiber shall be directly responsible and report to the Board with respect to this Agreement and the Services he performs.  The Board and Schreiber will be mutually responsible for determining methods for performing the services described in Section 1 hereof. Schreiber acknowledges and agrees that he is obligated to report as income all compensation received by him pursuant to this Agreement, and Schreiber agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Schreiber acknowledges and agrees, and it is the intent of the parties hereto, that Schreiber shall receive no benefits from the Company except as specifically provided in this Agreement.

6.                             Representatives and Notices

All notices provided for herein shall be in writing, and may be served personally to the Company’s General Counsel or other designated representative or its assigns and/or a representative of Schreiber, at their respective places of business, or by express courier (with tracking) or registered mail to the address of each party, or may be transmitted by facsimile or e-mail, provided delivery confirmation is available.

7.                             Arbitration/Jurisdiction of the Court

Any claim or controversy arising out of, or relating to, this Agreement, or breach thereof, which is not settled between the signatories themselves, shall be settled by an independent arbitrator, mutually acceptable to both parties.  Jurisdiction for any legal action is stipulated by the parties to lie exclusively in the State of California.

8.                             Miscellaneous

This Agreement constitutes the entire agreement between the Company and Schreiber relating to the provisions of the Services on and after the date of this Agreement and may not be assigned without the prior written consent of the other party.  It supersedes all prior communications, representations or agreements, whether oral or written, with respect to the subject matter hereof, and has not been induced by any representations, statements or agreements other than those expressed herein.  Schreiber certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude him from complying with the provisions hereof, and further certifies that he will not enter into any such conflicting Agreement during the Term.  No agreements, hereafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized officer of the party bound.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement shall be, in all respects, interpreted and construed, and the rights of the parties hereto governed, by the laws of the State of California without regard to its conflicts of laws provisions.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Consulting Agreement to be executed as of this 28th day of February 2005.

Specialty Laboratories, Inc.

/s/ Richard K. Whitney	/s/ David Schreiber

By:Richard K. Whitney, Chairman	David Schreiber

Exhibit A

CONFIDENTIALITY AGREEMENT

This confidentiality agreement (hereinafter “Agreement”) is made and entered into as of February 28, 2005 (the “Effective Date”) between Specialty Laboratories, Inc., a California corporation with a principal place of business at 27027 Tourney Road, Valencia, CA 91355, (hereinafter “Specialty”) and David Schreiber, an individual (hereinafter “Receiving Party”).

1.  Purpose.  The parties are entering into business relationship and in connection with this relationship, Specialty may disclose to the Receiving Party certain confidential technical and business information which Specialty desires the Receiving Party to treat as confidential.

2.  “Confidential Information” means any information related to disclosed by Specialty to Receiving Party in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation at the time of disclosure, or under the circumstances, a reasonable person would conclude was intended to be considered confidential. Confidential Information shall include technical data, trade secrets and know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets and other business information.  Confidential Information may also include information disclosed to Receiving Party by third parties.  Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by Specialty; (ii) becomes publicly known and made generally available after disclosure by Specialty to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the disclosing party; (iv) is obtained by the Receiving Party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the Receiving Party without use of or reference to the disclosing party’s Confidential Information; or (vi) is required by law to be disclosed by the Receiving Party, provided that the receiving party gives Specialty prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

3.  Non-use and Non-disclosure.  Receiving Party agrees not to use any Confidential Information for any purpose except to evaluate and engage in discussions concerning the business relationship between the parties.  Receiving Party agrees not to disclose any Confidential Information to third parties or to such party’s employees, except to those employees of Receiving Party who are required to have the information in order to evaluate or engage in discussions concerning the contemplated business relationship.

4.  Maintenance of Confidentiality.  Receiving Party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.  Without limiting the foregoing, Receiving Party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other party have confidentiality obligations substantially similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees.  Receiving Party shall not make any copies of the Confidential Information unless previously approved

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in writing by the Specialty.  Receiving Party shall reproduce Specialty’s proprietary rights notices on any such copies, in the same manner in which such notices were set forth in or on the original.

5.  Return of Materials.  All documents and other tangible objects containing or representing Confidential Information which have been disclosed by Specialty, and all copies thereof which are in the possession or control of Receiving Party, shall be and remain the property of Specialty and shall be promptly returned to Specialty upon the Specialty’s written request.

6.  No License.  Nothing in this Agreement is intended to grant any rights to either party under any intellectual property rights of the other party, nor shall this Agreement grant any party any rights in or to the Confidential Information except as expressly set forth herein.

7.  Term.  The obligations of Receiving Party hereunder shall survive termination until the sooner of the fifth (5th) anniversary of the Effective Date of this Agreement, or until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of Receiving Party.

8.  Remedies.  Without prejudice to the rights and remedies otherwise available to Specialty, Specialty shall be entitled to seek injunctive relief if Receiving Party breaches or threatens to breach any of the provisions of this Agreement.

9.  Miscellaneous.  Neither party may assign its rights or obligations under this Agreement without the express written consent of the other party, except that either party may assign its rights and obligations hereunder to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates without the necessity of written consent from the other party.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns.  This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles, and any dispute hereunder shall be venued exclusively in the state or federal courts located Los Angeles County, California, and both parties agree to be subject to the exclusive jurisdiction of such courts.  This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other party except as set forth herein.  Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

Specialty Laboratories, Inc.

/s/ Nicholas R. Simmons	/s/ David Schreiber

By: Nicholas R. Simmons	David Schreiber

Title: Vice-President & General Counsel

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Exhibit B

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (“Agreement”) is made and entered into by and between David R. Schreiber (“Business Associate”) and Specialty Laboratories, Inc. (“Specialty”), in furtherance of the obligations of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and its accompanying regulations that relate to the privacy of individually identifiable health information.  In consideration of the mutual promises set forth herein, the parties agree as follows:

1.  For purposes of this Agreement “PHI” shall mean “protected health information” of an individual or a patient (as defined in 45 CFR 164.501), but shall include only the individually identifiable health information that is created or received by Business Associate from or on behalf of Specialty.

2.  Business Associate agrees to keep all PHI strictly confidential, and take all appropriate actions to protect PHI, except (and unless otherwise limited in this Agreement), Business Associate may use or disclose PHI to perform the functions, activities, or services for, or on behalf of, Specialty as called for in the agreement between Specialty and Business Associate.  In addition, Business Associate may use and disclose PHI for its proper management and administration, or to carry out its legal responsibilities, provided that disclosures are required by law, or that Business Associate obtains reasonable assurances from the person to whom the information is disclosed that the PHI will remain confidential (and used or further disclosed only as required by law or for the purpose for which it was disclosed to that person), and such person notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.

3. Business Associate agrees as follows:

not to use or further disclose PHI other than as permitted or required by this Agreement or as required by law;

to use appropriate safeguards to prevent the use or disclosure of the PHI other than as provided for by this Agreement;

to report to Specialty any use or disclosure of PHI that is not provided for by this Agreement, and of which it becomes aware;

to ensure that any agent, including a subcontractor, to whom Business Associate provides PHI received from, or created or received by Business Associate on behalf of Specialty agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information;

to make available its records relating to the uses and disclosures of PHI for inspection by the Secretary of HHS for the purpose of determining Specialty’s compliance with its obligations under HIPAA;

for such instances that the return or destruction of PHI is infeasible upon termination of the agreement between Specialty and Business Associate, to extend the protections of this Agreement to all PHI and limit further uses and disclosures of such PHI, for so long as Business Associate maintains such PHI; and

to comply with all other aspects of 45 CFR 164.504(e) applicable to agreements with business associates.

4.  The term of this Agreement shall be effective as of March 1, 2005, and shall terminate concurrently with the agreement between Specialty and Business Associate, unless sooner terminated as provided hereunder.  Specialty may terminate this Agreement (or the agreement between Specialty and Business Associate) if Business Associate engages in any activity or practice that constitutes a breach of this Agreement, and Business Associate fails to cure the breach within thirty (30) days following receipt of notice of such violation.

SPECIALTY LABORATORIES, INC.

By:	/s/ Nicholas R. Simmons	Date:	2/28/05
Nicholas R. Simmons
General Counsel, HIPAA Privacy Officer

BUSINESS ASSOCIATE

By:	/s/ David Schreiber	Date:	2/28/05
David Schreiber

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